For Immediate Release   Contact: David Reid
May 23, 1996                     (303) 673-4815
                                 david_reid@stortek.com


STORAGETEK NAMES DAVID E. WEISS CHAIRMAN, PRESIDENT
AND CHIEF EXECUTIVE OFFICER TO SUCCEED RYAL R. POPPA

LOUISVILLE, Colo. -- The Board of Directors of Storage Technology Corp. (NYSE:STK) announced today that David E. Weiss has been elected chairman of the board, president and chief executive officer. He succeeds Ryal R. Poppa, 62, who last November announced his intent to retire.

Weiss, 52, joined StorageTek as a staff vice president in 1991 and has been executive vice president and chief operating officer for the past 14 months. His election is effective immediately.

"Dave Weiss has been the chief architect of the restructuring of StorageTek," said Poppa. "He has proven himself capable of making the hard decisions required to put
StorageTek in an enviable position for future growth."

Said Weiss, "I am pleased with the progress achieved by the senior management team in recent months. The new business model that we first talked about last fall is coming into focus. Our efforts started to bear fruit in the first quarter and we are on pace for steady improvement over the course of the year.



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STORAGETEK NAMES DAVID E. WEISS CHAIRMAN, PRESIDENT
AND CHIEF EXECUTIVE OFFICER TO SUCCEED RYAL R. POPPA
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"I am delighted to be given the opportunity to continue the initiatives we have started in the past year," said Weiss. "We have developed a strong indirect sales channel, expanded the TerIS Consulting business, focused resources on emerging applications, such as broadcast automation and check-image archive, and partnered with internet service providers to provide first-rate security products," said Weiss.

Stephen J. Keane, a member of the StorageTek Board of Directors who led the search committee, said that the search process was exhaustive. "At the outset we identified some 100 potential candidates and narrowed the list to five who were interviewed," said Keane. "In the end, our vote for Dave Weiss was unanimous. He is the right person to lead this company."

Poppa has retired from active management of the company, but will remain involved through January 1997 in an advisory position reporting to the board of directors. "Now that the board has concluded the search process and Dave Weiss has been elected chief executive, I have tendered my resignation from all corporate officerships and my seat on the board," said Poppa.

"I am delighted by the choice of Dave to lead StorageTek into the next century and want to be sure he has complete freedom to determine the future strategic direction of the company," said Poppa. "I know from personal experience that it will be more easily accomplished if I remove myself from the executive suite. When I assumed the role of CEO in January 1985, my predecessor graciously stepped aside so that I could operate freely. I am doing the same for Dave."



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STORAGETEK NAMES DAVID E. WEISS CHAIRMAN, PRESIDENT
AND CHIEF EXECUTIVE OFFICER TO SUCCEED RYAL R. POPPA
Page 3

Poppa continued, "I will be available to StorageTek on subjects where I have unique experience, particularly those involved in government relations. But both my wife and I are looking forward to a lighter schedule and more family time."

Weiss is only the third person to hold the chairmanship of StorageTek on a permanent basis since it was founded in 1969. Besides Poppa, the other was Jesse Aweida, one of the company's four founders.

Previously at StorageTek, Weiss had been executive vice president, systems development; senior vice president of marketing and program management; and corporate vice president of market planning. Prior to joining StorageTek, Weiss spent 23 years at IBM Corp. in a variety of executive management positions that included development, manufacturing and strategic planning.

Weiss, a native of San Mateo, Calif., has long-time connections to Colorado. He spent a substantial portion of his IBM career in Boulder, including five years as Boulder
Laboratory director. He holds three degrees from the University of Colorado: a bachelor's degree in mathematics, and master's degrees in telecommunications and business administration. In 1995, he received the University of Colorado Distinguished Engineering Alumni Award and he serves on the advisory board for Bank One in Boulder.

Storage Technology Corp., based in Louisville, Colo., designs, manufactures, markets and services, worldwide, information storage and retrieval subsystems for enterprisewide computer systems and networks. The company reported revenue of $1.93 billion in its fiscal year ended
Dec. 29, 1995. Information on StorageTek is available on the World Wide Web at http://www.stortek.com.

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